                         EARNINGS PER SHARE COMPUTATION



Earnings per share calculations may be affected by the granting of stock options under the provisions of MPSI Systems Inc. Stock Option Plans. The granting of these options may have a dilutive effect on earnings per common and common equivalent share. Following is a summary computation of the average number of shares outstanding and earnings per share using the treasury-stock method.


SHARE INFORMATION
-----------------
                                                           Three Months Ended June 30,    Nine Months Ended June 30,
                                                           ---------------------------    --------------------------
                                                                   2000           1999           2000           1999
                                                             ----------     ----------     ----------     ----------

Common stock outstanding throughout the period                2,912,000      2,849,000      2,849,000      2,849,000
Exercised options                                                    --             --         29,000             --
                                                             ----------     ----------     ----------     ----------
     Average shares outstanding (Basic)                       2,912,000      2,849,000      2,878,000      2,849,000
                                                             ----------     ----------     ----------     ----------
Dilutive unexercised stock options presumed issued at
         exercise of stock options  ($1.00 to $3.00 per
         share in 2000, none  in 1999 as effect would
         have been antidilutive)                                 11,000             --         22,000             --
                                                             ----------     ----------     ----------     ----------

Average shares and share equivalents (Full Dilution)          2,923,000      2,849,000      2,900,000      2,849,000
                                                             ==========     ==========     ==========     ==========



PER SHARE COMPUTATION
---------------------
                                                               (a)                   (b)
                                                                              Shares Outstanding                Per Share
                                                                            -----------------------     ------------------------
                                                            Results of                       Full                         Full
                                                            Operations        Primary      Dilution       Primary       Dilution
                                                            ----------      ---------     ---------     ---------      ---------

Net income - Three Months Ended June 30, 2000                $ 560,000      2,912,000     2,923,000     $     .19      $     .19
             Nine Months Ended June 30, 2000                 $  10,000      2,878,000     2,900,000     $     .00      $     .00


Net loss -   Three Months Ended June 30, 1999                $(387,000)     2,849,000     2,849,000     $    (.14)     $    (.14)
             Nine Months Ended June 30, 1999                 $ (27,000)     2,849,000     2,849,000     $    (.01)     $    (.01)